Adamis Pharmaceuticals Corporation

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of the 3rd day of November 2008 by and between Adamis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and David J. Marguglio (“Stockholder”).

Whereas, the Stockholder owns two million three hundred thirty seven thousand and nineteen (2,337,019) shares of the Common Stock of the Company (the “Stock”) which he purchased at $0.001 per share (the “Per-Share Purchase Price”); and

Whereas, the Stockholder became an employee of the Company on July 1, 2006 “the Vesting Commencement Date”; and

Whereas, on or about October 28, 2008, the Company declined its right of first refusal and approved the sale and transfer from Richard Frost to Purchaser an aggregate two hundred thousand (200,000) shares of the Common Stock of the Company subject to the terms and conditions set forth in the Stock Purchase Agreement dated April 17, 2007; and

Whereas, the Stockholder agrees to designate all the two million five hundred thirty seven thousand and nineteen (2,537,019) shares of the Common Stock as being "Repurchasable Stock;" and

Whereas, the Stockholder executed a Stock Repurchase Agreement with the Company effective as of the 20th day of September, 2008; and

Whereas, the Company wishes to replace the previous Stock Repurchase Agreement effective September 20, 2008 with this Stock Repurchase Agreement;

Now, THEREFORE, IT IS AGREED between the parties as follows:

1. REPURCHASE OPTIONS. In addition to any restrictions imposed by the Bylaws of the Company, the Company has two independent options to repurchase the Repurchasable Stock: Performance; and Time-Based (collectively referred to herein as the "Repurchase Options"). Each reference to Repurchasable Stock in this Agreement shall mean the number of shares of Repurchasable Stock after giving effect to any adjustment in the aggregate number of shares of Repurchasable Stock as a result of the exercise of any of the preceding Repurchase Options. The Repurchase Options may be triggered by one of the following Repurchase Events ("Repurchase Event"):

(a)           Performance-Based Repurchase Option. A Repurchase Option will occur on June 30, 2010. Notwithstanding the provisions of Section 1(b), all of Stockholder’s shares of Repurchasable Stock shall be subject to a performance-based repurchase option in favor of the Company (the “Performance Repurchase Option”). This Performance Repurchase Option will lapse upon the earlier to occur of clause (i) or (ii) below:

(i) Adamis Laboratories, Inc. reports financial results in any two sequential fiscal quarters that meet both of the two criteria set forth below:

(1)              net revenue is in excess of $3.5 million in the two sequential quarters, and

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(2)              operating profit before product development expenses of at least 15% of net revenue during the same two sequential quarters.

For purposes of this section 1.(a)(i), net revenue shall be determined in accordance with Generally Accepted Accounting Principles and defined as gross product sales reduced by returns, discounts, allowances and royalties. Operating profit shall be determined in accordance with Generally Accepted Accounting Principles and defined as net sales less cost of goods sold less sales, general and administrative expenses, depreciation, and amortization. It specifically excludes interest extraordinary expenses and product development expenses.

(ii) the volume weighted average price of the Company’s common stock is at an average price in excess of $1.00 per share, as reported by the exchange on which the Company's common stock is then trading, during twenty (20) consecutive trading days.

If the criteria have not been met, the Company shall be entitled to repurchase the fraction of Stockholder's aggregate shares of Repurchasable Stock determined by dividing (1) the difference between (A) $3,500,000 and (B) the amount of net revenue reported in the quarter ending June 30, 2010, by (2) $3,500,000.

For purposes of illustrating the effect of the Performance Repurchase Option, assume that an individual holds 1,000,000 shares of Repurchasable Stock and that for the quarter ending on June 30, 2010 the reported net revenue of the Company is $3,000,000. The Company would have the right to repurchase 142,857 shares of Repurchasable Stock (i.e., $500,000/$3,500,000 X 1,000,000). Stockholder would then hold 857,143 shares of Repurchasable Stock.

(b) Time-Based Repurchase Option. A Repurchase Event will also occur if the Stockholder’s relationship with the Company or any of its Affiliates terminates for any reason (including death or disability), or for no reason, with or without cause, such that after such termination Stockholder is no longer an employee of, or consultant to, the Company or any of its Affiliates. For purposes of the preceding sentence, a party shall be deemed to control an entity if such party directly or indirectly owns more than 50% of the voting interests in such entity.

(i) One hundred percent (100%) of the Repurchasable Stock shall initially be subject to the Time-Based Repurchase Option. On the first anniversary of the Vesting Commencement Date, one-third (1/3) of the Time-Based Repurchase Option shares, or such lesser amount as is determined after giving effect to any exercise of the Performance Repurchase Option, of the Repurchasable Stock shall lapse and be released from the Time-Based Repurchase Option. Thereafter, an additional one-third (1/3) of the Repurchasable Stock shall be released from the Time-Based Repurchase Option on the second anniversary of the Vesting Commencement Date, and an additional one-third (1/3) of the Repurchasable Stock shall be released from the Time-Based Repurchase Option on the third anniversary of the Vesting Commencement Date.

(ii)           In the event of Stockholder's death or Disability (as defined below), the Time-Based Repurchase Option shall lapse with respect to all of Stockholder's shares of Repurchasable Stock, but remain subject to the Performance Repurchase Options.

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(iii)           In the event of a Corporate Transaction (as defined below), the Repurchase Options shall lapse with respect to all of Stockholder's shares of Repurchasable Stock.  A “Corporate Transaction” shall mean either (a) an Acquisition; or (b) an Asset Transfer where: “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(iv)           For purposes of the Time-Based Repurchase Option, “Cause” shall mean misconduct, including:

  (1) the willful failure of Stockholder to follow the good faith directions of the Company's Board of Directors (the “Adamis Board”), or any other Company personnel to whom Stockholder reports after written notice thereof and a ten (10) day opportunity to cure;

  (2) any act by Stockholder of fraud or dishonesty, misappropriation or embezzlement, or willful misconduct or gross negligence in connection with the performance of any of Stockholder's duties to or for the Company, as reasonably and in good faith determined by the Adamis Board;

  (3) a material breach by Stockholder of this Agreement or his employment agreement with the Company (the “Employment Agreement”), the lawful written policies of the Company, any contractual or legal duty to the Company or any of its Affiliates, or any guidelines or procedures of the Company provided such policies, guidelines and procedures have been provided to or otherwise made available to the Stockholder, after written notice thereof from the Company and a ten (10) day opportunity to cure in the event that such breach was not willful;

  (4)           the conviction of Stockholder of a felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime), whether or not such felony or crime was committed in connection with the business of the Company or its Affiliates; or

  (5)           any act of Stockholder which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company or its Affiliates.

(v)             For purposes of the Time-Based Repurchase Option, “Good Cause” shall mean:

  (1)           the Company commits a material breach of its obligations under the Employment Agreement and fails to cure such breach within twenty (20) business days following receipt of notice of such breach; or

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  (2)           Stockholder’s principal office is relocated 100 or more miles from its present location, except for required travel by Stockholder on the Company’s or any of its Affiliates’ business.

(vi) For purposes of the Time-Based Repurchase Option, “Disability” shall mean the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or any of its Affiliates because of the sickness or injury of the person.

2. EXERCISE OF REPURCHASE OPTIONS.

(a) If a Repurchase Event, as defined above, occurs, the Company shall have an irrevocable option, for a period of ninety (90) days after said Repurchase Event (or such longer period as may be agreed to by the Company and the Stockholder) to repurchase from Stockholder (or Stockholder's personal representative, as the case may be) at $0.001 per share (“Option Price”), up to but not exceeding the number of shares of Repurchasable Stock subject to that Repurchase Option as of the date of such Repurchase Event. Stockholder hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the shares of Stock, whether vested or unvested, at any time.

(b) The Repurchase Options shall be exercised by written notice signed by an officer of the Company or by any assignee or assignees of the Company and delivered or mailed as provided in Section 13(a). Such notice shall identify the number of shares of Repurchasable Stock to be purchased and shall notify Stockholder of the time, place and date for settlement of such purchase, which shall be scheduled by the Company within the applicable term of the Repurchase Option set forth in Section 1 above. The Company shall be entitled to pay for any shares of Repurchasable Stock purchased pursuant to its Repurchase Option in cash or by offset against any indebtedness owing to the Company by Stockholder, or by a combination of both, as determined by the Company in its sole discretion. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Repurchasable Stock being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the Repurchasable Stock being repurchased by the Company or take any other action with respect to such Repurchasable Stock, without further action by Stockholder.

3.           ADJUSTMENTS TO REPURCHASABLE STOCK. If, from time to time, during the term of the Repurchase Options there is any change affecting the Company's outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Stockholder is entitled by reason of Stockholder's ownership of the Repurchasable Stock shall be immediately subject to the Repurchase Options and be included in the word “Repurchasable Stock” for all purposes of the Repurchase Options with the same force and effect as the shares of the Repurchasable Stock presently subject to the Repurchase Options, but only to the extent the Repurchasable Stock is, at the time, covered by such Repurchase Options. While the total Option Price shall remain the same after each such event, the Option Price per share of Repurchasable Stock upon exercise of the Repurchase Options shall be appropriately adjusted.

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5.           TERMINATION OF REPURCHASE OPTIONS. Sections 1, 2, 3, and 4 of this Agreement shall terminate upon the earlier to occur of the exercise in full or expiration of all of the Repurchase Options.

6.           PARACHUTE PAYMENTS.

(a)            If any payment or benefit Stockholder would receive pursuant to a Corporate Transaction from the Company, its Affiliates or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Stockholder's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Stockholder elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Stockholder's stock awards unless Stockholder elects in writing a different order for cancellation.

(b)             The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Stockholder within fifteen (15) calendar days after the date on which Stockholder's right to a Payment is triggered (if requested at that time by the Company or Stockholder) or such other time as requested by the Company or Stockholder. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Stockholder with an opinion reasonably acceptable to Stockholder that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Stockholder.

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7. RIGHTS OF STOCKHOLDER. Subject to the provisions of Sections 8, 10, and 11 herein, Stockholder shall exercise all rights and privileges of a stockholder of the Company with respect to the Repurchasable Stock. Stockholder shall be deemed to be the holder for purposes of receiving any dividends that may be paid with respect to such shares of Repurchasable Stock and for the purpose of exercising any voting rights relating to such shares of Repurchasable Stock, even if some or all of such shares of Repurchasable Stock have not yet been released from the Repurchase Option.

8. LIMITATIONS ON TRANSFER. Stockholder shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Stock except for any encumbrance by the Company arising under the Stock Purchase Agreement and except in compliance with the provisions of this Agreement and applicable securities laws. Furthermore, the Stock shall be subject to the right of first refusal in favor of the Company or its assignees that is contained in the Company's Bylaws. In the event the Company elects not to exercise the right of first refusal the Company may have on a proposed transfer of the Stock pursuant to the Company's Bylaws, the Stockholder acknowledges that the Company may, as permitted in the Company's Bylaws, assign its right of first refusal to other stockholders of the Company. In the event of such assignment, each assignee of such right of first refusal shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each assignee's pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Common Stock held by such assignee at the time of the proposed transfer and the denominator of which is the total number of shares owned by all assignees at the time of such proposed transfer. If not all assignees of such right of first refusal elect to purchase their pro rata portion of the Stock proposed to be transferred by the Stockholder, then the Stockholder may transfer the remaining shares of Stock not purchased by such assignees as provided in the Company’s Bylaws.

9. RESTRICTIVE LEGENDS. All certificates representing the Stock shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a)            “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE COMPANY’S BYLAWS.”

(b)            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

(c)            Any additional legend required by the Company's Bylaws, as such may be amended from time to time.

(d)            Any legend required by appropriate blue sky officials.

(e)            Any legend required to enforce the provisions of Section 10 hereof

(f)            With respect to the Repurchasable Stock only: "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN OPTIONS AND RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO SUCH OPTION IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE ISSUER OF THESE SHARES."

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10. MARKET STAND-OFF AGREEMENT. Stockholder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock or other securities of the Company held by Stockholder, including the Repurchasable Stock (the "Locked-Up Securities"), during the 180-day period following the effective date of a registration statement of the Company filed under the Act (the "Lock Up Period") (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711), provided, however, that nothing in this Section 10 shall prevent the exercise of any Repurchase Option during the Lock Up Period. Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Stockholder's Locked-Up Securities until the end of the Lock-Up Period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11. REFUSAL TO TRANSFER. The Company shall not be required (a) to transfer on its books any shares of Repurchasable Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

12. NO EMPLOYMENT RIGHTS. This Agreement is not an employment contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or any of the Company's Affiliates) to terminate Stockholder's employment for any reason at any time, with or without cause and with or without notice.

13. MISCELLANEOUS.

(a)           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party's address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

(b)           Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Stockholder, Stockholder's successors, and assigns. The Repurchase Options of the Company hereunder shall be assignable by the Company at any time or from time to time, in whole or in part.

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(c)            Attorneys' Fees; Specific Performance. In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and "attorneys' fees" shall include, without limitation, the actual attorneys' fees incurred in retaining counsel for advice, negotiations, suit, or other legal proceeding, including mediation and arbitration. It is the intention of the parties that the Company, upon exercise of any of the Repurchase Options and payment therefor, pursuant to the terms of this Agreement, shall be entitled to receive the Repurchasable Stock, in specie, in order to have such Repurchasable Stock available for future issuance without dilution of the holdings of other stockholders. Furthermore, it is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Repurchasable Stock and that the Company shall, upon proper exercise of any of the Repurchase Options, be entitled to specific enforcement of its rights to purchase and receive said Repurchasable Stock.

(d)            Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company's principal place of business.

(e)            Further Execution. The parties agree to take all such further action (s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(f)            Independent Counsel. Stockholder acknowledges that this Agreement has been reviewed on behalf of the Company by Greenberg Traurig, counsel to the Company and that Greenberg Traurig does not represent, and is not acting on behalf of, Stockholder. Stockholder has been provided with an opportunity to consult with Stockholder's own counsel with respect to this Agreement.

(g)            Entire Agreement; Amendment. This Agreement, the Stock Purchase Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

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(i)            Release. As a condition of receiving the benefits under Sections 1(d)(ii) and 1(b)(iv) of this Agreement to which Stockholder would not otherwise be entitled, Stockholder shall execute a release in the form attached hereto as Exhibit A (the "Release"). Unless the Release is executed by Stockholder, delivered to the Company within twenty-one (21) days after the termination of Stockholder's employment with the Company and deemed effective pursuant to its terms, Stockholder shall not receive any of the accelerated vesting benefits provided for under this Agreement.

(j)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(k) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

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In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Adamis Pharmaceuticals corporation

By:	/s/ Dennis J. Carlo

Title:	CEO

Address:	2658 Del Mar Heights Road, #555
Del Mar, CA 92014

Stockholder acknowledges and agrees that the vesting of Stock pursuant to Section 1 hereof is earned only by continuing service as an employee or consultant at the will of the Company or its Affiliates. Stockholder further acknowledges and agrees that nothing in this agreement shall confer upon Stockholder any right with respect to continuation of such employment or consulting relationship with the Company or its Affiliates, nor shall it interfere in any way with Stockholder’s right or the right of the Company or its Affiliates to terminate Stockholder’s employment or consulting relationship at any time, with or without cause.

Stockholder acknowledges and agrees that Stockholder must bear the economic risk of this investment indefinitely unless the repurchasable Stock is registered pursuant to the Securities Act or an exemption from registration is available, and that the Company has no obligation to repurchase such repurchasable Stock. Stockholder further acknowledges that any risk related to the fluctuation in the value of the repurchasable stock from and after the date hereof, including any losses to Stockholder as a result of Company’s exercise of any of its repurchase options pursuant to Section 1, shall be borne by Stockholder.

Stockholder acknowledges that Stockholder has had an opportunity to consult Stockholder’s own tax, legal and financial Advisors regarding the acquisition of common stock under the Stock Purchase Agreement and the restrictions relating to such stock under this Agreement.

Stockholder acknowledges and agrees that in making the decision to acquire the common stock under the Stock Purchase Agreement Stockholder has not relied on any statement, whether written or oral, regarding the subject matter hereof, except as expressly provided in the Stock Purchase Agreement and herein and in the attachments and exhibits thereto and hereto.

Stockholder:
/s/ David J. Marguglio
David J. Marguglio

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Exhibit A

RELEASE AGREEMENT

I understand that my position with Adamis Pharmaceuticals Corporation. (the "Company") terminated effective ______________ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Stock Repurchase Agreement (the "Agreement') entered into as of November 3, 2008, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, stockholders, and Affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:
__________________________________	_______________________________________________________
Date	David J. Marguglio

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ADAMIS PHARMACEUTICALS CORPORATION.

By: __________________________________________

Name:________________________________________

Title:_________________________________________

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